Exhibit 99.1

949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, Chief Financial Officer, 714-438-2500
Pacific Mercantile Bancorp Reports First Quarter 2020 Operating Results
First Quarter Summary

•	Net loss of $2.4 million, or $(0.10) per fully diluted share

•	Total new loan commitments of $52.5 million and loan fundings of $33.3 million

•	Total loans increased $16.8 million, or 1.5%, from December 31, 2019

•
Provision for loan and lease losses of $6.2 million primarily as a result of net charge-offs of $2.3 million, an increase in classified and non-performing loans, and qualitative factor increases related to the COVID-19 pandemic ("COVID")

•	Borrowings increased to $120.0 million in preparation of the Bank's participation in the Paycheck Protection Program ("PPP") for small businesses created under the CARES Act in response to COVID

COSTA MESA, Calif., April 30, 2020 (Globenewswire) - Pacific Mercantile Bancorp (Nasdaq: PMBC), the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, today reported its financial results for the three months ended March 31, 2020.
For the first quarter of 2020, the Company reported a net loss of $2.4 million, or $(0.10) per fully diluted share. This compares to net income of $440 thousand, or $0.02 per fully diluted share, in the fourth quarter of 2019, and net income of $882 thousand, or $0.04 per fully diluted share, in the first quarter of 2019. The decrease in net income, as compared to the three months ended December 31, 2019, is primarily attributable to an increase in our provision for loan and lease losses, in addition to decreased interest income resulting from the declining interest rate environment in the first quarter. The decrease in net income, as compared to the three months ended March 31, 2019, is primarily attributable to the provision for loan and lease losses of $6.2 million for the three months ended March 31, 2020, compared to a provision of $3.3 million taken for the three months ended March 31, 2019, as well as decreased non-interest income in comparison to the first quarter of 2019, which included gain on sale of SBA loans that did not occur during the same period in 2020.
Brad R. Dinsmore, President & CEO of Pacific Mercantile Bancorp, said, “The challenges presented by the COVID-19 pandemic have demonstrated the value of our consultative community bank model to medium-sized businesses. Since the crisis emerged, we have been in close contact with our clients, assessing the impact of COVID-19 on their businesses, and identifying the best solution for helping them manage through the downturn in the economy. With our business lending expertise, we were able to quickly put our process in place to participate in the Small Business Administration’s Paycheck Protection Program (PPP) and start providing our clients with access to this funding. In the first phase of the PPP, we funded $243 million in PPP loans for 431 companies representing over 28,000 employees in aggregate. Since the beginning of the second phase of PPP through April 28, 2020, we have obtained approval for another $43 million in PPP loans for 192 companies representing over 4,200 employees. The efficiency of our PPP process has also resulted in new commercial clients coming to Pacific Mercantile Bank when their previous bank was unable to assist them in applying for these loans.
“The extraordinary changes in the economic environment had a material impact on our provision for loan and leases losses and our financial results for the first quarter of 2020. We have responded by reducing expenses, which in combination with the additional revenue generated from our participation in the PPP program, should result in improved pre-tax pre-provision earnings in the coming quarters.

Exhibit 99.1

“While the severity and duration of the impact of COVID-19 on our local economy is uncertain, we believe we have the resources we need to continue supporting our clients and communities. With our strong capital and liquidity, we believe we are well positioned to assist our clients through this challenging period, as well as continue our long-term mission of Helping Companies Succeed when the economy begins to recover,” said Mr. Dinsmore.

Results of Operations
The following table shows our operating results for the three months ended March 31, 2020, as compared to the three months ended December 31, 2019 and the three months ended March 31, 2019. The discussion below highlights the key factors contributing to the changes shown in the following table.

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019
	($ in thousands)
Total interest income	$14,769	$16,277	$16,167
Total interest expense	3,296	3,734	4,116
Net interest income	11,473	12,543	12,051
Provision for loan and lease losses	6,200	3,750	3,300
Total noninterest income	1,095	1,369	1,490
Total noninterest expense	9,720	9,790	8,983
Income tax (benefit) provision	(991)	(68)	376
Net income	$(2,361)	$440	$882

Net Interest Income
Q1 2020 vs Q4 2019. Net interest income decreased $1.1 million, or 8.5%, for the three months ended March 31, 2020 as compared to the three months ended December 31, 2019 primarily as a result of:

•
A decrease in interest income of $1.5 million, or 9.3%, primarily attributable to a decrease in interest earned on loans as a result of a lower average balance and decreased average yields on earning assets as a result of a declining interest rate environment during the three months ended March 31, 2020 as compared to the three months ended December 31, 2019; partially offset by

•
A decrease in interest expense of $438 thousand, or 11.7%, primarily attributable to a decrease in the rates of interest paid on deposits as we managed our costs to correspond with the interest rate cuts by the Federal Reserve which decreased by 150 basis points during three months ended March 31, 2020 as compared to 25 basis points during the three months ended December 31, 2019.

Our net interest margin decreased to 3.36% for the three months ended March 31, 2020 as compared to 3.57% for the three months ended December 31, 2019. The decrease was primarily attributable to a declining interest rate environment during the first quarter as well as an unfavorable shift in the mix of earning assets for the quarter. Also contributing to the decrease in net interest margin was an increase in the average balance of loans placed on nonaccrual during the first quarter.

Q1 2020 vs Q1 2019. Net interest income decreased $578 thousand, or 4.8%, for the three months ended March 31, 2020 as compared to the three months ended March 31, 2019 primarily as a result of:

•
A decrease in interest income of $1.4 million, or 8.6%, primarily attributable to a decrease in interest earned on short-term investments and loans as a result of a decrease in the average yield on earning assets resulting from the declining interest rate environment during the three months ended March 31, 2020 as compared to the three months ended March 31, 2019; partially offset by

•
A decrease in interest expense of $820 thousand, or 19.9%, primarily attributable to a decrease in the rates of interest paid on our non-maturing interest bearing deposits for the three months ended March 31, 2020 as compared to the three months ended March 31, 2019, which was in correlation with the declining interest rate environment in the first quarter of 2020 compared to stable interest rates in the same period of 2019. Also contributing to the decrease was a favorable change in our mix of deposits from higher costing deposits to non-interest bearing deposits.

Provision for Loan and Lease Losses
Q1 2020 vs Q4 2019. We recorded a $6.2 million provision for loan and lease losses during the three months ended March 31, 2020 as a result of net charge-offs, an increase in classified and non-performing loans, and qualitative factor increases related to COVID during the first quarter. We recorded a $3.8 million provision for loan and lease losses during the three months ended December 31, 2019 as a result of net charge-offs primarily related to one commercial loan relationship and an increase in classified and non-performing loans during the fourth quarter. During the three months ended March 31, 2020, we had net charge-offs of $2.3 million compared to net charge-offs of $2.2 million for the three months ended December 31, 2019.
Q1 2020 vs Q1 2019. We recorded a $6.2 million provision for loan and lease losses during the three months ended March 31, 2020 as a result of net charge-offs, an increase in classified and non-performing loans, and qualitative factor increases related to COVID during the first quarter. We recorded a $3.3 million provision for loan and lease losses during the three months ended March 31, 2019 as a result of total charge-offs of $5.7 million, which primarily related to one large credit, partially offset by a decline in the level of classified assets.
Noninterest Income
Q1 2020 vs Q4 2019. Noninterest income decreased by $274 thousand, or 20.0%, for the three months ended March 31, 2020 as compared to the three months ended December 31, 2019, primarily resulting from a $160 thousand decrease in other non-interest income and no gain on sale of SBA loans in the first quarter of 2020 compared to gain on sale of $163 thousand during the three months ended December 31, 2019, partially offset by an increase in deposit related fees, credit card fees and loan service fees.
Q1 2020 vs Q1 2019. Noninterest income decreased by $395 thousand, or 26.5%, for the three months ended March 31, 2020 as compared to the three months ended March 31, 2019, primarily as a result of no gain on sale of SBA loans in the first quarter of 2020 compared to gain on sale of $300 thousand during the same period in 2019, and a decrease in other non-interest income, partially offset by an increase in deposit related fees, credit card fees and loan service fees during the first quarter of 2020.
Noninterest Expense
Q1 2020 vs Q4 2019. Noninterest expense decreased $70 thousand, or 0.7%, for the three months ended March 31, 2020 as compared to the three months ended December 31, 2019, primarily as a result of:

•
A decrease of $95 thousand in salaries and employee benefits primarily related to severance payments made to former executives during the fourth quarter of 2019, partially offset by an accrual for incentive compensation in the first quarter of 2020; and

•	A decrease of $57 thousand in other non-interest expense primarily related to loan related and other operating expenses; and

•	A decrease of $17 thousand in our professional fees primarily related to a decrease in consulting fees during the first quarter; partially offset by

•	An increase of $99 thousand in our FDIC expense during the three months ended March 31, 2020 as compared to the reduction in rate and FDIC rebate received during three months ended December 31, 2019.

Q1 2020 vs Q1 2019. Noninterest expense increased $737 thousand, or 8.2%, for the three months ended March 31, 2020 as compared to the three months ended March 31, 2019, primarily as a result of:

•	An increase of $628 thousand in salaries and employee benefits primarily related to the addition of new employees, and severance and bonus accruals made during the first quarter of 2020; and

•
An increase of $65 thousand in our professional fees primarily related to higher legal fees during the first quarter of 2020 compared to legal fees in the first quarter of 2019 which were offset by a legal recovery; and

•	An increase of $127 thousand in our data processing fees primarily related to a higher credit card and deposit transaction volume in the first quarter of 2020; and

•
An increase in various expense accounts related to the normal course of operating, including expenses related to loan production and business development during the three months ended March 31, 2020 as compared to the three months ended March 31, 2019; partially offset by

•	A decrease of $29 thousand in our FDIC insurance expenses as the result of a lower rate; and

•	A decrease of $68 thousand in other real estate owned expenses during the three months ended March 31, 2020 as compared to the three months ended March 31, 2019.

Income tax provision (benefit)
For the three months ended March 31, 2020, we had an income tax benefit of $991 thousand. The income tax benefit during the three months ended March 31, 2020 is a result of the net loss for the first quarter. Accounting rules specify that management must evaluate the deferred tax asset on a recurring basis to determine whether enough positive evidence exists to determine whether it is more-likely-than-not that the deferred tax asset will be available to offset or reduce future taxes. The tax code allows net operating losses incurred prior to December 31, 2017 to be carried forward for 20 years from the date of the loss, and based on its evaluation, management believes that the Company will be able to realize the deferred tax asset within the period that our net operating losses may be carried forward. Due to the hierarchy of evidence that the accounting rules specify, management determined that there continued to be enough positive evidence to support no valuation allowance on our deferred tax asset at March 31, 2020.
For the three months ended March 31, 2019, we had an income tax expense of $376 thousand. The income tax expense during the three months ended March 31, 2019 is a result of our operating income. Due to the hierarchy of evidence that the accounting rules specify, management determined that there continued to be enough positive evidence to support no valuation allowance on our deferred tax asset at March 31, 2019.

Balance Sheet Information
Loans
As indicated in the table below, at March 31, 2020, gross loans totaled approximately $1.14 billion, which represented an increase of $16.8 million, or 1.5%, compared to gross loans outstanding at December 31, 2019. The following table sets forth the composition, by loan category, of our loan portfolio at March 31, 2020 and December 31, 2019.

	March 31, 2020		December 31, 2019
	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	($ in thousands)
Commercial loans	$454,493	39.8%	$409,420	36.2%
Commercial real estate loans - owner occupied	200,917	17.6%	219,483	19.5%
Commercial real estate loans - all other	205,116	17.9%	208,283	18.5%
Residential mortgage loans - multi-family	172,703	15.1%	176,523	15.7%
Residential mortgage loans - single family	16,863	1.5%	18,782	1.7%
Construction and land development loans	5,457	0.5%	2,981	0.3%
Consumer loans	87,608	7.6%	90,867	8.1%
Gross loans	$1,143,157	100.0%	$1,126,339	100.0%

The increase of $16.8 million in gross loans during the first quarter of 2020 was primarily a result of total new organic loan fundings of $33.3 million and a $2.2 million loan participation, partially offset by loan payoffs of $16.4 million and charge offs of $2.3 million. The charge offs of $2.3 million primarily related to four commercial loan relationships that had been previously identified as classified, for which the Company is continuing its collection efforts.
During the first quarter of 2020, we secured new client relationships with commercial loan commitments of $38.5 million, of which $17.0 million were funded at March 31, 2020. Our total commercial loan commitments decreased to $679.8 million at March 31, 2020 from $690.6 million at December 31, 2019, and the utilization rate of commercial loan commitments increased to 67.0% at March 31, 2020 from 59.1% at December 31, 2019.

Deposits

	March 31, 2020	December 31, 2019
Type of Deposit	($ in thousands)
Noninterest-bearing checking accounts	$494,442	$397,000
Interest-bearing checking accounts	90,742	108,941
Money market and savings deposits	443,043	416,751
Certificates of deposit	268,061	276,878
Totals	$1,296,288	$1,199,570

The increase in total deposits of $96.7 million, or 8.1%, during the three months ended March 31, 2020 from December 31, 2019 is primarily attributable to a $99.0 million incoming wire transfer deposit made on the last day of the first quarter that was to be immediately withdrawn; however, the outgoing wire was not made until the following day. Excluding this transaction, our deposit balance held constant over the first quarter with some change to the deposit mix. Money market and savings accounts increased by $26.3 million, or 6.3%, offset by decreases of $18.2 million to interest-bearing checking accounts and $8.8 million on certificates of deposit. Lower priced core deposits increased to 79% of total deposits, while higher priced certificates of deposits decreased to 21% of total deposits at March 31, 2020, as compared to 77% and 23%, respectively at December 31, 2019.

Asset Quality
Nonperforming Assets

	2020	2019
	March 31	December 31	March 31
	($ in thousands)
Total non-performing loans	$20,021	$15,682	$1,321
Other real estate owned	—	—	—
Other non-performing assets	392	164	96
Total non-performing assets	$20,413	$15,846	$1,417
90-day past due loans	$3,765	$533	$—
Total classified assets	$44,825	$37,192	$4,079
Allowance for loan and lease losses	$17,520	$13,611	$11,514
Allowance for loan and lease losses /gross loans	1.53%	1.21%	1.07%
Allowance for loan and lease losses /total assets	1.09%	0.96%	0.82%
Ratio of allowance for loan and lease losses to non-performing loans	87.51%	86.79%	871.61%
Ratio of non-performing assets to total assets	1.28%	1.12%	0.10%
Net quarterly charge-offs (recoveries) to gross loans	0.20%	0.20%	0.49%
March 31, 2020 vs December 31, 2019. Non-performing assets at March 31, 2020 increased by $4.6 million from December 31, 2019 primarily as a result of an increase in non-performing loans. The increase in our non-performing loans during the three months ended March 31, 2020 resulted from the addition of $7.5 million of commercial and consumer loans, partially offset by principal payments of $561 thousand, and charge-offs of $2.3 million. As a result of this increase in non-performing loans, the ratio of nonperforming assets to total assets increased from 1.12% at December 31, 2019 to 1.28% at March 31, 2020. The ratio of allowance for loan and lease losses to non-performing loans increased to 87.51% at March 31, 2020, from 86.79% at December 31, 2019, as a result of a greater increase to allowance for loan and lease losses than the increase to non-performing loans during the first quarter.
Our classified assets increased by $7.6 million from $37.2 million at December 31, 2019 to $44.8 million at March 31, 2020. The increase this quarter is primarily related to additions of $13.2 million during the three months ended March 31, 2020, partially offset by upgrades of $2.0 million, principal payments of $938 thousand, charge-offs of $2.3 million, and the transfer to other assets of $315 thousand during the same period. The additions to classified loans during the three months ended March 31, 2020 represented the migration of loans to classified rating from loans that were previously rated as Special Mention, or "Watch" within our Pass category in the previous quarter.
March 31, 2020 vs March 31, 2019. Non-performing assets at March 31, 2020 increased by $19.0 million from March 31, 2019 primarily as a result of an increase in non-performing loans to $20.0 million in the current quarter from $1.3 million the prior year. As a result of this increase to non-performing loans, the ratio of nonperforming assets to total assets increased from 0.10% at March 31, 2019 to 1.28% at March 31, 2020.
Our classified assets increased by $40.7 million to $44.8 million at March 31, 2020 from $4.1 million at March 31, 2019. The additions to classified loans represented the migration of loans to classified rating from loans that were previously rated as Special Mention, or "Watch" within our Pass category in the same quarter prior year.

Allowance for loan and lease losses

	2020	2019
	March 31	December 31	September 30	June 30	March 31
	($ in thousands)
Balance at beginning of quarter	$13,611	$12,086	$11,474	$11,514	$13,506
Charge offs	(2,314)	(2,608)	(1,551)	(127)	(5,698)
Recoveries	23	383	63	87	406
Provision	6,200	3,750	2,100	—	3,300
Balance at end of quarter	$17,520	$13,611	$12,086	$11,474	$11,514
At March 31, 2020, the allowance for loan and lease losses (“ALLL”) totaled $17.5 million, which was approximately $3.9 million more than at December 31, 2019 and $6.0 million more than at March 31, 2019. The ALLL activity during the three months ended March 31, 2020 included net charge-offs of $2.3 million. There was a $6.2 million provision for loan and lease losses during the period, primarily attributable to the net charge-offs during the quarter, an increase in classified and non-performing loans, and qualitative factor increases related to COVID during the three months ended March 31, 2020. The ratio of the ALLL-to-total loans outstanding as of March 31, 2020 was 1.53% as compared to 1.21% and 1.07% as of December 31, 2019 and March 31, 2019, respectively.

Capital Resources
At March 31, 2020, the Bank had total regulatory capital of $172.8 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is a principal federal bank regulatory measure of the financial strength of banking institutions, was 14.1% which exceeds the minimum for a bank to be classified under federal bank regulatory guidelines as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.
The following table sets forth the regulatory capital and capital ratios of the Bank at March 31, 2020, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution.

	Actual At March 31, 2020		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	($ in thousands)

Total Capital to Risk Weighted Assets	$172,824	14.1%	$123,938	At least 10.0

Common Equity Tier 1 Capital to Risk Weighted Assets	$157,467	12.8%	$80,560	At least 6.5

Tier 1 Capital to Risk Weighted Assets	$157,467	12.8%	$99,151	At least 8.0

Tier 1 Capital to Average Assets	$157,467	11.1%	$71,566	At least 5.0

About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp (Nasdaq: PMBC) is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients. The Bank is headquartered in Orange County and operates a total of seven offices in Southern California, located in Orange, Los Angeles, San Diego, and San Bernardino counties. The Bank offers tailored flexible solutions for its clients including an array of loan and deposit products, sophisticated cash management services, and comprehensive online banking services accessible at www.pmbank.com.

Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans, including the credit exposure of certain loan products and other components of our business that could be impacted by the COVID-19 pandemic. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: deteriorating economic conditions and macroeconomic factors such as unemployment rates and the volume of bankruptcies, as well as changes in monetary, fiscal or tax policy to address the impact of COVID-19, any of which could cause us to incur additional loan losses and adversely affect our results of operations in the future; the risk that the credit quality of our borrowers declines; potential declines in the value of the collateral for secured loans; the risk that steps we have taken to strengthen our overall credit administration are not effective; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk that we will not succeed in further reducing our remaining nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of other real estate owned and would continue to incur expenses associated with the management and disposition of those assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect that government regulation of banking and other financial services organizations will increase, causing our costs of doing business to increase and restricting our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Many of the foregoing risks and uncertainties are, and will be, exacerbated by the COVID-19 pandemic and any worsening of the global business and economic environment as a result. Readers of this news release are encouraged to review the additional information regarding these and other risks and uncertainties to which our business is subject that are contained in our Annual Report on Form 10-K for the year ended December 31, 2019 which is on file with the Securities and Exchange Commission (the “SEC”). Additional information will be set forth in our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, which we expect to file with the SEC during the second quarter of 2020, and readers of this release are urged to review the additional information that will be contained in that report.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and numbers of shares in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019	Mar '20 vs Dec '19 % Change	Mar '20 vs Mar '19 % Change
Total interest income	$14,769	$16,277	$16,167	(9.3)%	(8.6)%
Total interest expense	3,296	3,734	4,116	(11.7)%	(19.9)%
Net interest income	11,473	12,543	12,051	(8.5)%	(4.8)%
Provision for loan and lease losses	6,200	3,750	3,300	65.3%	100.0%
Net interest income after provision for loan and lease losses	5,273	8,793	8,751	(40.0)%	(39.7)%
Non-interest income:
Service fees on deposits and other banking services	522	479	398	9.0%	31.2%
Net gain on sale of securities available for sale	—	—	—	—%	—%
Net gain on sale of small business administration loans	—	163	300	(100.0)%	100.0%
Net loss on sale of other assets	6	—	(25)	100.0%	—%
Other non-interest income	567	727	817	(22.0)%	(30.6)%
Total non-interest income	1,095	1,369	1,490	(20.0)%	(26.5)%
Non-interest expense:
Salaries and employee benefits	6,069	6,164	5,441	(1.5)%	11.5%
Occupancy and equipment	1,123	1,123	1,088	—%	3.2%
Professional Fees	861	878	796	(1.9)%	8.2%
OREO expenses, net	—	—	68	—%	(100.0)%
FDIC Expense	193	94	164	105.3%	17.7%
Other non-interest expense	1,474	1,531	1,426	(3.7)%	3.4%
Total non-interest expense	9,720	9,790	8,983	(0.7)%	8.2%
Income before income taxes	(3,352)	372	1,258	(1,001.1)%	(366.5)%
Income tax expense (benefit)	(991)	(68)	376	1,357.4%	(363.6)%
Net income from continuing operations	(2,361)	440	882	(636.6)%	(367.7)%
Net income	$(2,361)	$440	$882	(636.6)%	(367.7)%
Net income allocable to common shareholders	$(2,361)	$440	$882	(636.6)%	(367.7)%
Basic income per common share:
Net income available to common shareholders	$(0.10)	$0.02	$0.04	(600.0)%	(350.0)%
Diluted income per common share:
Net income available to common shareholders	$(0.10)	$0.02	$0.04	(600.0)%	(350.0)%
Weighted average number of common shares outstanding:
Basic	23,597	23,549	21,824	0.2%	8.1%
Diluted	23,597	23,714	23,547	(0.5)%	0.2%
Ratios from continuing operations(1):
Return on average assets	(0.67)%	0.12%	0.26%
Return on average equity	(6.29)%	1.16%	2.50%
Efficiency ratio	77.34%	70.37%	66.34%

____________________

(1)	Ratios for the three months ended March 31, 2020, December 31, 2019 and March 31, 2019 have been annualized.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share and book value data)
(Unaudited)

ASSETS	March 31, 2020	December 31, 2019	Increase/ (Decrease)

Cash and due from banks	$16,010	$17,409	(8.0)%
Interest bearing deposits with financial institutions(1)	375,992	202,729	85.5%
Interest bearing time deposits	2,345	2,420	(3.1)%
Investment securities (including stock)	35,622	36,254	(1.7)%
Loans (net of allowances of $17,520 and $13,611, respectively)	1,130,305	1,117,511	1.1%
Other real estate owned	—	—	—%
Net deferred tax assets	9,017	8,434	6.9%
Other assets	30,847	31,397	(1.8)%
Total assets	$1,600,138	$1,416,154	13.0%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$494,442	$397,000	24.5%
Interest bearing deposits
Interest checking	90,742	108,941	(16.7)%
Savings/money market	443,043	416,751	6.3%
Certificates of deposit	268,061	276,878	(3.2)%
Total interest bearing deposits	801,846	802,570	(0.1)%
Total deposits	1,296,288	1,199,570	8.1%
Other borrowings	120,000	30,000	300.0%
Other liabilities	18,825	20,009	(5.9)%
Junior subordinated debentures	17,527	17,527	—%
Total liabilities	1,452,640	1,267,106	14.6%
Shareholders’ equity	147,498	149,048	(1.0)%
Total Liabilities and Shareholders’ Equity	$1,600,138	$1,416,154	13.0%
Book value per share	$6.66	$6.74	(1.2)%
Shares outstanding, common	22,136,484	22,106,374	0.1%
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(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$220,598	$721	1.31%	$198,349	$825	1.65%	$225,561	$1,355	2.44%
Securities available for sale and stock(2)	35,844	261	2.93%	35,733	257	2.85%	39,203	292	3.02%
Loans(3)	1,116,999	13,787	4.96%	1,158,852	15,196	5.20%	1,080,771	14,520	5.45%
Total interest-earning assets	1,373,441	14,769	4.32%	1,392,934	16,278	4.64%	1,345,535	16,167	4.87%
Noninterest-earning assets
Cash and due from banks	16,774			16,667			15,084
All other assets	25,151			25,586			29,231
Total assets	$1,415,366			$1,435,187			$1,389,850
Interest-bearing liabilities:
Interest-bearing checking accounts	$103,355	87	0.34%	$121,012	141	0.46%	$95,475	161	0.68%
Money market and savings accounts	415,533	1,298	1.26%	404,608	1,511	1.48%	457,975	2,114	1.87%
Certificates of deposit	276,045	1,580	2.30%	269,722	1,626	2.39%	272,256	1,349	2.01%
Other borrowings	33,626	133	1.59%	48,261	249	2.05%	40,000	258	2.62%
Junior subordinated debentures	17,527	198	4.54%	17,527	208	4.71%	17,527	234	5.41%
Total interest bearing liabilities	846,086	3,296	1.57%	861,130	3,735	1.72%	883,233	4,116	1.89%
Noninterest bearing liabilities
Demand deposits	398,547			404,411			341,134
Accrued expenses and other liabilities	19,704			19,606			22,277
Shareholders' equity	151,029			150,040			143,206
Total liabilities and shareholders' equity	$1,415,366			$1,435,187			$1,389,850
Net interest income		$11,473			$12,543			$12,051
Net interest income/spread			2.75%			2.92%			2.98%
Net interest margin			3.36%			3.57%			3.63%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of FHLB stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.